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EXHIBIT 99.1

Plum Creek Timber Company, Inc. 999 Second Avenue
Suite 2300 Seattle, Washington 98104 206 467 3600

Contact:	John Hobbs Director, Investor Relations Plum Creek Timber Company, Inc. (206) 467-3628 or 1-800-858-5347
Bob Jirsa Director, Corporate Affairs Plum Creek Timber Company, Inc. (206) 467-3626 www.plumcreek.com

PLUM CREEK TIMBER COMPANY COMPLETES MERGER
WITH GEORGIA-PACIFIC'S TIMBER COMPANY AND EXPLAINS STRUCTURE OF
Q3 AND Q4 DIVIDEND DISTRIBUTION

Combined Company will be the Largest Pure Timber Company in the U.S.

SEATTLE, WA, October 8, 2001—Plum Creek Timber Company, Inc. (NYSE: PCL) today announced the completion of its merger with The Timber Company, making Plum Creek the largest pure timber investment vehicle in the United States.

Plum Creek President and CEO Rick R. Holley said, "With over 7.8 million acres in 19 states, a strong balance sheet, and unique REIT structure, the new Plum Creek is hitting the ground running. We have combined the management talent and best practices from both companies that will allow Plum Creek to capitalize on opportunities that our new scale will bring. The new company offers a highly advantageous way for investors to own a well-managed and diversified portfolio of timber and lands."

"Plum Creek has an enviable track record of creating shareholder value," added Holley, "and the addition of these timberlands and the forestry professionals who manage them will help us continue to grow and deliver superior financial returns."

"Plum Creek now owns timber in every fiber growing region of the United States," said Holley, "including substantial holdings in the South, where faster growth rates and strong long-term supply/demand dynamics make owning timberlands there particularly attractive. In addition, the new Plum Creek will have an increasing sustainable harvest rate and a land base that offers diverse opportunities for value creation and growth."

It is anticipated that Plum Creek's regular dividend for the fourth quarter of 2001 will be accelerated and paid prior to January 31, 2002. Normally the fourth quarter dividend would be paid at the end of February. The timing of the third quarter dividend will remain the same. These dividends will be payable to all shareholders of Plum Creek common stock as of the record dates to be set and announced by Plum Creek's Board of Directors. With the payment of these dividends, it is anticipated that all required distributions of historic earnings and profits from The Timber Company will have been made and no other special dividends will be necessary to comply with applicable tax rules pertaining to REITs.

Under the terms of the merger, former shareholders of The Timber Company are entitled to receive 1.37 shares of Plum Creek common stock for each share of Timber Company stock previously held. Details and procedures for surrendering Timber Company stock certificates in order to receive Plum Creek shares will be mailed directly to Timber Company shareholders.

Plum Creek, a real estate investment trust, is one of the largest land owners in the nation, with over 7.8 million acres of timberlands in every significant timber-growing region of the United States and nine wood product mills in the Northwest.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general economic conditions on the demand for timber, particularly the strength of the pulp and paper markets; the effect of any material changes in the available supply of timber, including the levels of harvests from public lands; and the effect of government, legislative and environmental restrictions on the harvesting of private timberlands. These risks are detailed from time to time in the filings of Plum Creek with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements. It is likely that if one or more of the risks and uncertainties materializes, the current expectations of Plum Creek and its management will not be realized.

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EXHIBIT 99.1